Tiger Ethanol International Inc. Enters Into China-Based Supply Agreement

Tiger Ethanol International TGEI (OTCBB: TGEI) announced today that Xinjiang Yajia Distillate Company Limited, a Chinese entity of which the Company owns 90%, has entered into an agreement with Xinjiang Yili Agricultural Division Supply and Sales Company (the "Xinjiang Yili Company"), a government-owned Chinese business, for supplies of corn to be used in the Company's planned ethanol manufacturing plant in Hami District. This agreement reduces the potential for uncertainty in the Company's bio-mass supply chain. In addition, the Company will benefit from having "grandfathered" operating license within China's evolving ethanol market.

The terms of the agreement provide that during the first period of five years that Xinjiang Yili Company will supply all the corn kernels necessary for its initial production level of 20 to 30 thousand tons of ethanol "at a formula price that results in a discount to the commodity market price".

Mr. Leung commented: "We consider ourselves privileged to be in position to complete this important agreement with Xinjiang Yili Company. I am certain it is another reflection of the true spirit of public/private partnership that caused the Company to invest in the City of Hami, in Xinjiang province. Our Chinese joint venture partners have clearly defined the importance and value of our project in the eyes of the local authorities and in return we have received full statutory cooperation of both the Province of Xinjiang and the City of Hami. This supply contract from Xinjiang Yili Company broadens the Company's public/private sector partnership further and helps ensure the manufacturing plant's planned benefits accrue to all of the stakeholders, now and in the future. This is clearly reflected in the agreements recognition of the Company's future plan to increase production to 100,000 tons of ethanol per year and Xinjiang Yili Company 's commitment to deliver the bio-mass supply needs for this higher production level."

This agreement is particularly important as it guarantees biomass supply to Tiger's venture which enjoys grandfathered status because the Chinese Central government recently passed an edict limiting the use of corn for ethanol production by stopping the granting of additional licenses for such purpose. Tiger is in an advantaged position because its permits and licenses all pre-date the adoption of this new restrictive national policy and are therefore 'grandfathered' by the terms of the new government regulations. This grandfathering is clearly demonstrated in the willingness of the Chinese government authority overseeing agricultural production in the Xinjiang autonomous district to establish the multi-year relationship the new supply agreement represents.

Tiger's intentions have always been to produce ethanol from corn while at the same time provide itself with the ability to adapt its manufacturing process to other biomass forms in order to take advantage of opportunities and respond to regulatory changes. These other possible biomass forms include, but are not limited to, sorghum, casava and sugar cane. For the same reasons the Company is closely watching technological development in the area of cellulose based biomass for ethanol production. Further, the Company's intention after completing construction of its first manufacturing facility is to raise the production capacity of such facility to 100,000 tons per year. Thereafter the Company intends to proceed with the development of other manufacturing plants in other districts of China incorporating biomass choices reflecting the most efficient technologies that are also the least intrusive on China's food supply markets.

About the Company.

The Company is a development stage company which owns 90% of Xinjiang Yajia Distillate Company Limited, a Chinese entity which plans to construct a facility to produce ethanol in the People's Republic of China (the remaining 10% of Xinjiang Yajia Distillate Company Limited is owned by Xinjiang Wangye Brewing Co. Ltd. and Guangdong Kecheng Trading Co. Ltd.). The Company intends to produce ethanol from agricultural products.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Source: Market Wire (February 7, 2007 - 9:15 AM EST)

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